EXHIBIT 10.05

INTERCONNECTION AGREEMENT

BETWEEN

EL PASO ELECTRIC COMPANY

AND

SOUTHWESTERN PUBLIC SERVICE COMPANY

INTERCONNECTION AGREEMENT
BETWEEN
EL PASO ELECTRIC COMPANY
AND
SOUTHWESTERN PUBLIC SERVICE COMPANY

THIS AGREEMENT, made and entered into this 8th day of December, 1981, by and between EL PASO ELECTRIC COMPANY, a Texas corporation, hereinafter referred to as EPE, and SOUTHWESTERN PUBLIC SERVICE COMPANY, A New Mexico corporation, hereinafter referred to as SPS.
W I T N E S S E T H:
WHEREAS, EPE owns and operates an electric utility system, including generation, transmission and distribution facilities, in the States of New Mexico, Texas and Arizona, and SPS owns and operates an electric utility system, including generation, transmission and distribution facilities, in the States of Texas, New Mexico, Oklahoma and Kansas, and
WHEREAS, the systems of the parties in New Mexico are so located and constituted that they can be interconnected by means of transmission lines and other facilities, and
WHEREAS, under this agreement certain facilities for the interconnection of the systems of the parties will be installed and placed in operation by the parties, and
WHEREAS, it is indicated that the parties can realize substantial benefits for their customers by the maintenance of such an interconnection and the interchange of power through such inter-

connection, among such benefits being the following:

a.
Reduction in the aggregate generating capacity and transmission equipment of the systems of the parties by reason of the parties being able to alternate or defer the installation of generating and transmission facilities with consequent savings in investment capital charges and operating expenses, and

b.
Better continuity and reliability of service with consequent savings in operating expenses by reason of the parties being able to cooperate with each other in reducing and partially eliminating local and system service interruptions, and

WHEREAS, it is expected that it will he of mutual advantage to the parties from time to time to purchase, sell or exchange electric power and energy from one system to the other under the terms of this Agreement;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties agree as follows:

l.
SCOPE: The parties shall operate their systems in such a manner that reliability of the total system will be improved, shall maintain reasonable and equitable reserves and interconnections with other utility systems, and shall cooperate in furnishing through the various points of interconnection of their systems such quantities of electric power and energy as either party may request from time to time, in accordance with the terms and conditions set forth herein and the service schedules attached hereto.

2.
ELECTRIC POWER SYSTEM OF EPE: Any reference to the electric power system or facilities of EPE shall mean the electric generating and transmission facilities owned and operated by EPE or available to it for the production and transmission of electricity and the interchange of electricity with other electric power systems.

3.
ELECTRIC POWER SYSTEM OF SPS: Any reference to the electric power system or facilities of SPS shall mean the electric generating and transmission facilities owned and operated by SPS or available to it for the production and transmission of electricity and the interchange of electricity with other electric power systems.

4.
POINTS OF INTERCONNECTION AND DELIVERY: The points of delivery for electric power and energy under this Agreement are described in Exhibit I attached hereto. Additional points of .interconnection and delivery may be established by the parties as additions to Exhibit I.

5.	FACILITIES TO BE PROVIDED BY EACH PARTY: The facilities to be provided by each party are shown and described in Exhibit II attached hereto.

6.	USE OF FACILITIES: Each party shall make available

its part of the interconnection for interconnected operations. With the exception of the DC Terminal, each party shall operate and maintain its part of the interconnection at its own expense as required for satisfactory coordinated operation. Each party shall have the right to tap its portion of the interconnection provided that the Operating Committee determines that the tap will not jeopardize the usefulness of the interconnection to any other utility having an interest in the interconnection. The investment in the interconnection shall be the consideration for use of the interconnection by the parties subject to the provisions of this Agreement.

7.
SERVICE TO BE RENDERED: Inasmuch as the various specific services to be rendered by each party to the other in furtherance of the purposes of the parties in establishing and maintaining interconnections will vary from time to time during the term hereof, and the terms, arrangements and rates applicable to such services must necessarily depend upon the conditions from time to time existing, it is intended that such services and terms, arrangements and rates applicable thereto will be set forth in Service Schedules which may be formulated between the parties hereto, which Service Schedules when executed by the parties hereto shall become parts of this Agreement during the periods fixed by their respective terms.
EPE and SPS recognize that from time to time there may be mutual advantages from the sale or interchange of power and energy on a basis not provided for in any Service Schedule then in effect, and circumstances may be such that arrangements must be made promptly in order to realize such advantage. In such cases, or in cases of emergency, temporary arrangements for transactions may be made by the Operating Committee, provided, however, that the arrangements shall not extend for more than thirty (30) days unless ratified in writing by an officer representing each of the parties.

8.
DELIVERY: All electric energy delivered under this Agreement shall be of the character commonly known as three-phase, sixty hertz energy and shall be delivered at the nominal voltages and the points of delivery as set out in Exhibit I.

9.
OPERATING COMMITTEE: The interconnected operations of the parties' systems, as provided for in this Agreement, shall be administered by an Operating Committee consisting of a representative of each of the parties. Within thirty (30) days after the date this. Agreement is executed, each party shall designate by written notice to the other party the representative who will be authorized to act in its behalf on the Operating Committee. A party may change its representative upon written notice to the other party. The principal duties of the Operating Committee shall be as follows:

a.	To establish operating (normal and emergency), scheduling and control procedures;

b.	To coordinate maintenance schedules;

c.	To establish budgeting, accounting and billing procedures; and

d.	To perform those duties which this Agreement requires to be done by the Operating Committee, and such other duties as may be required for the proper functioning of this Agreement.
If any other electric utility acquires an interest in the interconnection facilities, it shall also have a representative on the Operating Committee. If the Operating Committee is unable to agree on any matter coming under its jurisdiction, it shall within fifteen (15) days thereafter refer the matter in writing to the chief executive officers of the parties. If the chief executive officers are unable to agree on the matter within forty-five (45) days after the referral, either party may submit the matter to arbitration.

10.	SERVICE CONDITIONS: The systems of the parties shall normally be operated electrically interconnected, ex-

cept as otherwise from time to time arranged between the parties. Nothing contained herein shall restrict or limit either party in effecting other interconnection agreements or interconnections with other systems.
The parties recognize that difficult operating and technical problems may arise in the control of frequency and in the control of the flow of power over the transmission systems of both parties, and over other interconnections of both of them, and that successful interconnection operation can only be accomplished through the cooperation of their respective operating departments. Such operating departments shall cooperate with each other in attempting to control the frequency and the flow of power from one system to the other interconnected systems so that as nearly as practicable the delivery and receipt of power and energy shall be accomplished, as provided for in this Agreement, consistent with the least interference with any interchange or interconnection agreements which either party may have with other parties.
The parties shall provide on their respective systems, at their own expense, the necessary communication, telemetering and control facilities and shall operate their respective power sources so that uninten-

tional interchange between the systems of the parties resulting from operation of the systems electrically interconnected shall, insofar as practicable, be kept in balance continuously, and any imbalance at the end of any hourly period shall be carried forward for balancing during a subsequent hourly period; provided, that such balancing shall be accomplished during an hourly period or periods of system conditions similar to the period or periods during which the unintentional interchange occurred, and as prescribed by Operating Guides of the National Electric Reliability Council or other interconnected operating pool groups of which the parties are members.

ll.
INTERCONNECTION THROUGH OTHER SYSTEMS: As the parties' systems may be indirectly interconnected, at times, through other systems, it is recognized that because of the physical characteristics of the facilities involved, there may be energy flows through such other systems and part of the energy being transferred from one party to the other party may flow through such other systems rather than through the intended point or points of interconnection.

Power and energy may also flow through the facilities of the parties as a result of the characteristics of their system and of other systems which may be interconnected and be included in the demand and energy meter readings. Therefore, the Operating Committee shall determine the methods for ascertaining the amount of through power, and energy, and the actual deliveries of power and energy made both directly and indirectly and the best means to insure deliveries by one party to the other. The parties shall at all times cooperate in the development of any arrangements with other interconnected systems as may be necessary to provide a basis for determining the energy flows between the parties through the system involved.

12.	ENERGY LOSSES: Each party shall supply the energy losses on its own facilities or other facilities if included in its control area.

13.
METERING: Electric metering for measurement of power and energy delivered and received through any point of interconnection under this contract shall be selected, installed and maintained in accordance with the latest issue of American Standard Code for Electricity Metering. Metering location and voltage shall be as set forth in Exhibit I.

All electric metering equipment, at the point of interconnection, shall be maintained by the respective owner and shall be tested at least annually by such owner. The owner of the metering equipment shall notify the other party when meters are to be maintained and shall provide a two weeks' notice to the other party when meters are to be tested or when changes in metering are to be made, so that the other party may provide a witness to the test or to changes in metering. After proper notification to the other party, the owner may proceed with the scheduled tests or work regardless of whether a witness is present.
Overall metering accuracy, which includes errors in current and potential transformers and errors in meters, shall be maintained such that error in registration shall not exceed l 1/2 percent. Should an error in registration exceeding l 1/2 percent be found, notice shall be given to the other party and adjustments shall be made in the interchange accounts. Such adjustments shall apply to the actual period during which such inaccuracy may be determined to have existed, but if the period cannot be determined, the adjustment shall apply to one-half the period since the date of the last test. Should metering equipment fail to register, the power and energy delivered and received shall be determined by agreement of the parties.

14.	RIGHT OF INSTALLATION: Each party will make available suitable space for installation of the necessary equipment, apparatus and devices required for the performance of this Agreement.

15.	RIGHT OF REMOVAL: Any and all equipment, apparatus and devices caused to be placed or installed by one party on, or in, the premises of the other party shall be and remain the property of the party owning such equipment, apparatus and devices regardless of the mode or manner of annexation or attachment to the premises. Upon the termination of this Agreement each party shall within six (6) months remove all its equipment, apparatus and devices from the premises of the other party, leaving the premises in a good state of repair. All foundations for all equipment shall be removed completely from the premises, or to a lesser degree if agreement for the lesser degree is reached between the parties at the time.

16.
RATES: EPE shall pay SPS for all power and energy delivered pursuant to this Agreement at the rates and in accordance with the terms set forth in Service Schedules A, B and C attached hereto and incorporated herein.

17.
BILLS AND PAYMENTS: All billing shall be based on scheduled transactions and shall be made on or before the seventh day of each calendar month. Payment for all electric power and energy sold hereunder shall be made in accordance with the rate schedules then in effect. If the payment due date falls on a Saturday, Sunday or holiday, the payment shall be due on the business day next following such day.

18.
OPERATION AND MAINTENANCE OF DC TERMINAL: Operation, and maintenance of the DC Terminal shown on Exhibit I and described in Exhibit II shall be the responsibility of SPS. All normal operations and routine maintenance will be performed by SPS as prescribed and defined by the Operating Committee. Abnormal maintenance, or maintenance of a severe nature, will he agreed upon by the Operating Committee as herein provided.

EPE agrees to pay or cause to be paid to SPS monthly, on receipt of invoice, all costs incurred in the normal operation and routine maintenance of the DC Terminal. Costs will include labor, labor overheads, transportation, cooling water costs, and all other miscellaneous costs associated with the normal operation and routine maintenance of the DC Terminal. EPE shall also pay or cause to be paid to SPS the cost of non-routine operations and maintenance agreed upon by the Operating Committee. EPE shall have the right, within six (6) months following a calendar year, to audit the operation and maintenance costs in curred by SPS in such calendar year.

19.
TAXES: Billings hereunder may be increased by an amount equal to the sum of the taxes payable under federal, state and local sales tax acts and of all additional taxes, fees or charges (exclusive of ad valorem, state and federal income taxes) payable by the utility and levied or assessed by any governmental authority on the public utility services rendered, or on the right or privilege of rendering the service, or on any object or event incidental to the rendition of service as the result of any new or amended laws after the date of this Agreement.

20.
LIABILITY: Neither party ("Indemnitee") shall be liable for any injury or death to person or damage to property (including consequential damage) suffered or claimed by the other party ("Indemnitor") or by the Indemnitor's directors, officers, employees, agents or customers as a result of Indemnitee's performance or nonperformance of this Agreement, whether due to Indemnitee's negligence or otherwise, and Indemnitor shall indemnify and hold harmless Indemnitee against any such liability and all costs and expenses in connection therewith. The foregoing provision shall not, however, relieve any insuror of its obligations under any insurance policy under which a party hereunder is the insured, but the insurer shall not have any subrogation rights against the other party hereunder if such other party is the Indemnitee and the insured is the Indemnitor within the meaning of this paragraph.

21.	FORCE MAJEURE: Neither party shall be held responsible or liable for any loss or damage resulting from failure to perform its obligations hereunder due to any cause (including labor dispute) beyond its control which the party could not reasonably be expected to avoid.

22.
NOTICES: Any written notice required hereunder shall be deemed properly made, given to, or served upon the party to whom it is directed when delivered in person or sent by registered or certified mail, postage prepaid, to the persons specified below:

El Paso Electric Company
c/o Secretary
P. O. Box 982
El Paso, Texas 79960

Southwestern Public Service Company
c/o Vice President of Engineering
P. O. Box l26l
Amarillo, Texas 79170

A party may, by written notice to the other party, designate different persons or addresses for the giving of notice hereunder.

23.	ARBITRATION: Any matter for which arbitration is provided in this Agreement shall be settled in accordance with the rules of the American Arbitration Association.

24.
TERMINATION ON DEFAULT: Should a party violate any material provision of this Agreement, and the matter is not subject to arbitration expressly provided for in this Agreement, the other party may terminate this Agreement by giving written notice by certified mail, return receipt requested, that th.is Agreement will terminate in thirty (30) days unless the defaulting party remedies the violation in that time. Any other remedy or remedies available under the law for such violation shall not be limited in any way because of this provision or the exercise of the right conferred hereunder.

25.
WAIVERS: A waiver by either party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitations, in asserting or enforcing any right shall not be deemed a waiver of such right.

26.	SCHEDULING: Energy shall be scheduled and the schedules shall be adjusted, if required, in a manner consistent with generally accepted scheduling practices in the electric utility industry.

27.
NO DEDICATION OF FACILITIES: An undertaking by one party to another party under any provision of this Agreement shall not constitute the dedication of the system or any portion thereof of the party to the public or to the other party, and any such undertaking shall cease upon the termination of the party's obligations hereunder.

28.	NO THIRD PARTY RIGHTS: Unless otherwise specifically provided in this Agreement, the parties do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or undertaking established hereunder.

29.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as if the Agreement were to be performed wholly in the State of Texas.

30.
COMMISSION APPROVAL: This Agreement, and all obligations hereunder, are expressly conditioned upon the granting of such approval and authorization by any Commission or other regulatory body whose approval or authorization is required by law.

31.	ASSIGNMENT: This Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns. This Agreement may only be assigned with the consent of the parties hereto.

32.
TERM OF AGREEMENT: This Agreement shall extend for a period of twenty (20) years from the date hereof, and from year to year thereafter, but shall be subject to termination by either party at the end of the initial period or on any anniversary date thereof by such party giving written notice of its intention to terminate not less than three (3) years prior to the end of the initial period and not less than six (6) months prior to the end of any extended one year period.

Notwithstanding the foregoing, either party shall have the right to renegotiate the terms and conditions of this Agreement at the end of the tenth (10th) and fifteenth (15th) years of the initial period, and if the terms and conditions proposed by a party do not increase the existing obligations, liabilities or burdens of the other party hereunder, they shall be accepted by such other party. If such other party refuses to accept the proposal, the proposing party shall have the right to submit to binding arbitration the question whether the proposed terms and conditions would increase the existing obligations, liabilities or burdens of such other party.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals to be affixed as of the date first above written.

ATTEST:	EL PASO ELECTRIC COMPANY

	BY	/s/ Donald G. Isbell
Secretary		Vice President

ATTEST:	SOUTHWESTERN PUBLIC SERVICE COMPANY

	BY	/s/ [ILLEGIBLE]
Secretary		President

EXHIBIT I
POINTS OF DELIVERY

1.
This primary point of delivery for Firm Power Service by SPS to EPE shall be the point of interconnection between SPS and EPE at SPS's 230 KV Bus near the Eddy County DC terminal near Artesia, New Mexico.

2.	An alternative point of delivery shall be at SPS's 230 KV Bus near the Blackwater DC terminal near Clovis, New Mexico.

1

BILLING
MTR
3-CTS (EXTERNAL)
230KV BUS
POINT OF DELIVERY
Yt Y△
Y△ Yt
345 KV BUS
STATIC VAR SYSTEM
SVS FILTER
AS REQUIRED

Southwestern PUBLIC SERVICE Compan

DELIVERY SYSTEM TO TNP/EPE

EDDY CO. D.C. TERMINAL, EXHIBIT "

| DWN. CH | DATE 10-7-81 | DWG. NO. |
| --- | --- | --- |
| APPR. | SCALE | |

2

EXHIBIT II
FACILITIES TO BE PROVIDED

1.    EPE will provide or cause to be provided a Direct Current Terminal (D.C. Terminal) complete with two 345,000 volt circuit breaker, 230,000 volt capacitor installation, 230,000 volt reactive filter equipment, 230,000 volt entrance transformer, all DC rectification and inversion equipment with all control equipment, housing for the terminal and control equipment, an exit 345,000 volt transformer, 345,000 volt filter equipment, complete with all grade work and fencing to make a DC transmission terminal having a capacity of 200 Mw continuous and short time overload rating of 220 Mw.
The DC rectification and inversion equipment will include thyristor valves, bridges, converter transformers, smoothing reactors, power capacitors, AC & DC filter, valve cooling equipment, auxiliary power supply systems, and reactive power supplies. Control equipment will involve all DC rectification control equipment and protective devices including all software and all hardware necessary for the control and protection of power flows through the DC Terminal. In addition, control and protective equipment will be provided to adequately protect the integrity of SPS's electrical system from electrical disturances occurring within the DC Terminal or from the electrical systems of EPE and other interconnected utilities. Monitoring equipment will include all necessary metering and telemetering

II-1

equipment to allow the successful determination by the SPS System Dispatcher in SPS System Control Center at Amarillo, Texas, of power flows through the DC System as well as the status of critical system elements of the DC Terminal.
2.    EPE will provide or cause to be provided (i) a 345,000 volt line with the eastern terminus at the 345,000 volt bus in the DC Terminal described above and the western terminus at a point connected with EPE's system in Otero County, New Mexico and (ii) any desired supervisory control and data acquisition equipment.
3.    SPS will provide sufficient 230,000 volt station, class bus facilities to permit adequate power flows from SPS's electric power system into the DC Terminal.

II-2

SERVICE SCHEDULE A
EMERGENCY SERVICE

Section l - Emergency Service
Emergency Service for the purpose of this Service Schedule shall mean electric power and energy supplied by one Company (Seller) to the other Company (Buyer) under emergency conditions such that Buyer is temporarily unable to obtain the power and energy sufficient to serve its load from sources normally available.
When Buyer, in an emergency, needs power and energy which Seller is in a position to furnish, and a call shall be made by Buyer desiring emergency service from Seller, and an agreement is reached as to the amount of power and energy which can be delivered by Seller and the duration of such delivery, then Seller shall furnish the requested Emergency Service from any available source to the extent that, in the sole judgment of Seller, the generation or purchase and delivery of such energy will not impair or jeopardize service in the system of Seller or impair or jeopardize Seller's ability to fulfill the requirements set forth in the Interconnection Agreement or other commitments.
Section 2 - Payment for Emergency Service
Emergency Service supplied hereunder shall be billed and paid for under the higher amount calculated under (a) or (b) below, or under (c), if applicable:

(a)	50.0 mills per kilowatt hour, or

(b)	Seller's cost of fuel for generating such energy including startup costs, if any, plus 5 mills per kilowatt hour, or

(c)	Procurement cost in mills per kwh, including incremental losses resulting from the transaction, plus one (l) mill per kwh, if supplied from outside the Seller's system.

A-1

TERMS OF PAYMENT: A bill becomes past due 10 days from the date it is transmitted by telex or other wire communication to Buyer. If not paid within 15 days from such date, a 3/4 of 1% late payment charge will be added. An additional 3/4 of 1% late payment charge will be added to any prior bills not paid by current bill transmittal date.
Section 3 - Term
This Service Schedule shall become effective concurrently with the Interconnection Agreement dated December 8, 1981, of which this Service Schedule is part, and shall continue in effect for so long as said Interconnection Agreement, or any extension thereof, remains in force and effect, subject to the following pro- vision.
Nothing contained herein shall be construed as affecting in any way the right of any party furnishing or receiving service under this rate schedule to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's rules and regulations promulgated thereunder.

ATTEST:	EL PASO ELECTRIC COMPANY

	BY	/s/ Donald G. Isbell
Vice-President

ATTEST:	SOUTHWESTERN PUBLIC SERVICE COMPANY

	BY	/s/ [ILLEGIBLE]
Vice-President

A-2

SERVICE SCHEDULE B ECONOMY ENERGY SERVICE

Section l - Definition - Economy Energy
Economy Energy as used herein shall mean electric energy which one Company (Seller) can produce at an incremental cost which is lower than the incremental cost the other Company (Buyer) would incur by producing and/or procuring equivalent energy from other available sources, and which energy Seller is willing and able to sell and deliver to Buyer.
It is understood and agreed that a Company is entitled to purchase Economy Energy only to the extent that such company has alternate dependable capacity that could otherwise be used. Any firm power capacity or unit capacity being purchased by Buyer shall be included in the alternate dependable capacity.
Section 2 - Purchase and Sale of Economy Energy
At any time that one of the Companies (Buyer) desires to purchase Economy Energy and another Company (Seller) is willing and able to supply such Economy Energy, the two Companies may effect such purchase and sale under the provisions of this Service Schedule B. Such purchase and sale shall be entirely voluntary on the part of each Company. The price to be paid by Buyer to Seller for such Economy Energy so agreed upon shall be the price calculated at the time of such agreement in accordance with Section 3 hereof.
If the Companies mutually agree to purchase and sell the specified Economy Energy, then Seller shall furnish the agreed amount of Economy Energy from any source available to it; provided that, if any emergency shall occur on Seller's system so as to force Seller to provide energy at a rate higher than the agreed upon selling price for such Economy Energy in order to fulfill the specified Economy Energy commitment to Buyer, Buyer agrees that it will relieve Seller of its obligation to supply such Economy Energy to the extent requested by Seller.
The Buyer, having scheduled the receipt of Economy Energy, shall become disqualified to receive in part, or in entirety, such Economy Energy previously scheduled to the extent that any of the capacity included in the alternate dependable capacity at the time of such scheduling should become unavailable to Buyer; provided, however, that during an emergency on Buyer's system Buyer shall be entitled to use its reserve capacity, if required in order to carry its own load, and Buyer shall not thereby become disqualified for Economy Energy due to such use of its reserve capacity. To the extent that Buyer becomes unable to qualify for energy previously scheduled as Economy Energy, the energy scheduled in excess of the amount of energy which can be classified as Economy Energy, as set out hereinabove, shall be paid for by Buyer in accordance with the terms and conditions of Schedule A.
Buyer shall, when so requested by Seller, make available such records as are necessary to establish that it had concurrently available, at the time of any Economy Energy transaction, alternate dependable capacity that could otherwise have been used to produce or furnish the energy received as Economy Energy. Either Buyer or Seller shall, in response to request from the other, supply whatever information is necessary to a determination of the situation regarding the possibility of the exchange of Economy Energy.

Section 3 - Rates and Compensation
In case of agreement between the Companies to the Interconnection Agreement for the purchase and sale of Economy Energy, as provided for herein, payment for such energy so scheduled shall be on a "dividing the savings" basis as calculated at the time of the agreement for any specific amount of Economy Energy in accordance with the following rate:

Rate in Mills per kwh =	A+B	when
2

A	= calculated incremental cost of supplying energy involved from sources of Buyer, in Mills per kwh

B	= calculated incremental cost of supplying energy involved from sources of Seller, in Mills per kwh

The methods of calculating costs for A and B above shall be determined by the company making the sale. It is intended that only incremental cost components for the particular transaction shall be taken into account.
TERMS OF PAYMENT: A bill becomes past due 10 days from the date it is transmitted by telex or other wire communication to Buyer. If not paid within 15 days from such date, a 3/4 of l% late payment charge will be added. An additional 3/4 of l% late payment charge will be added to any prior bills not paid by current bill transmittal date.
Section 4 - Term
This Service Schedule shall become effective concurrently with the Interconnection Agreement dated December 8, 1981, of which this Service Schedule is a part, and shall continue in effect for so long as said Interconnection Agreement, or any extension thereof, remains in force and effect, subject to the following pro- vision.

Nothing contained herein shall be construed as affecting in any way the right of any party furnishing or receiving service under this rate schedule to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's rules and regulations promulgated thereunder.

ATTEST:	EL PASO ELECTRIC COMPANY

	BY	/s/ Donald G. Isbell
Vice-President

ATTEST:	SOUTHWESTERN PUBLIC SERVICE COMPANY

	BY	/s/ [ILLEGIBLE]
Vice-President

SERVICE SCHEDULE C
INTERRUPTIBLE POWER SERVICE

Section l - Interruptible Power Service
Interruptible Power Service, as used herein, shall mean electric power and accompanying energy made available by Southwestern Public Service Company (SPS) to El Paso Electric Company (EPE) in accordance with the provisions of the Interconnection Agreement between SPS and EPE dated December 8, 1981.
Section 2 - Payment of Service
For Interruptible Power Service made available hereunder, EPE shall pay to SPS each month an amount computed at the following rates:
Demand Charge:
$670,100 for the first 100 mw, or less, of billing demand.
$ 6.70 per kw for all additional billing demand, plus
Energy Charge:
3.17 cents per kwh for all energy delivered hereunder
BILLING DEMAND: The billing demand will be the maximum demand supplied by SPS in any hour each month as requested by EPE in writing.
The minimum billing demand in any month shall be 100 mw.
The minimum billing demand may be reduced by 25 mw increments upon written notice at least three (3) years advance of each increment reduction.  The minimum billing demand shall not be reduced by more than one (l) 25 mw increment in any twelve (12) month period.
BILLING ENERGY: The EPE dispatcher will schedule the hourly demand, under an arrangement to be adopted by the Operating Committee. The kilowatt hours used for energy billing shall be the monthly sum of the scheduled hourly demands.

FUEL COST ADJUSTMENT: The energy charge will be increased or decreased per kwh of sales by an amount equal to the difference between the fuel cost per kwh of sales in the base period and the estimated cost per kwh of sales in the current month adjusted for the preceding month's estimate error. Fuel cost per kwh of net generation during the base period was 3.05 cents. The loss adjustment to the point of sale is 4.4%. The energy charge adjustment will be calculated in compliance with the formula and conditions set forth in Section 35.14 of the Regulations under the Federal Power Act (Title 18, Part I, Subchapter B of the Code of Federal Regulations).
TAX ADJUSTMENT: Billings under this schedule may be increased by an amount equal to the sum of the taxes payable under federal, state and local sales tax acts, and of all additional taxes, fee or charges (exclusive of ad valorem, state and federal income taxes) payable by the utility and levied or assessed by any governmental authority on the public utility services rendered, or on the right of privilege of rendering the service, or on any object or event incidental to the rendition of service as the result of any new or amended laws after the effective date of this schedule.
MINIMUM BILL: The charge for the billing demand for the month.
TERMS OF PAYMENT: A bill becomes past due 10 days from date of mailing. If not paid within 15 days from mailing date, a 3/4 of 1% late payment charge will be added. An additional 3/4 of 1%; late payment charge will be added to any prior bills not paid by current bill mailing date.
SECTION 3 – EFFECTIVE DATE; PENALTY:
This Service Schedule shall become effective on the date of commercial operation of the Interconnection or January l, 1984, whichever is later.
In the event the commercial operation of the Interconnection is delayed beyond January l, 1984, because the transmission facilities are not available to transmit power (except for regulatory delay as provided herein),

EPE shall pay to SPS the following amounts as a penalty for EPE's failure to have said transmission facilities in commercial operation as of January l, 1984:

COMMERCIAL OPERATION DATE	AMOUNT
January 1, 1984 to January 31, 1984	$50,000
February 1, 1984 to February 28, 1984	50,000
March 1, 1984 to March 31, 1984	50,000
April 1, 1984 to April 30, 1984	50,000
May 1, 1984 to May 31, 1984	50,000
June 1, 1984 and AFTER	150,000	per month

EPE and SPS contemplate that EPE will have obtained all necessary regulatory approvals to commence construction of the Interconnection on or before August l, 1982. In the event that all necessary regulatory approvals have not been obtained by August 1, 1982, and, if the commercial operation of the Interconnection is delayed beyond January l, 1984, the penalty provided above shall be abated for the same number of days the necessary regulatory approvals are delayed beyond August 1, 1982; provided, however, that said abatement shall not extend beyond 6 months in total.
SECTION 4 - TERM:
This Service Schedule shall continue in effect for so long as the Interconnection Agreement, dated December 8, 1981, of which this Service Schedule is a part, or any extension thereof, remains in full force and effect, subject to the following provision.

Nothing contained herein shall be construed as affecting in any way the right of the party furnishing service under this rate schedule to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder.

ATTEST:	EL PASO ELECTRIC COMPANY

	BY	/s/ Donald G. Isbell
Vice-President

ATTEST:	SOUTHWESTERN PUBLIC SERVICE COMPANY

	BY	/s/ [ILLEGIBLE]
Vice-President

SERVICE SCHEDULE F
FIRM UNIT REPLACEMENT POWER SERVICE

Southwestern Public Service Company (SPS) shall sell, and El Paso Electric Company (EPE) shall purchase, firm power service for the replacement of capacity and energy for any of its generating resources, under the terms of this Service Schedule F which shall be attached to and made a part of the Interconnection Agreement dated December 8, 1981, (Agreement) between SPS and EPE; individually "Party" and collectively "Parties".

SECTION 1
Definitions
Section 1.1. The term "Contract Period" shall mean that period of time set forth in Exhibit 1, as may be revised from time to time, attached to this Service Schedule F.
Section 1.2. The term "Firm Power" shall mean that quantity of electric power and energy, with reserves, that SPS will continuously make available on a monthly basis to EPE during any Contract Period in accordance with this Service Schedule F.
Section 1.3. The term "KW" shall mean kilowatt.
Section 1.4. The term "KWh" shall mean kilowatt-hour.
Section 1.5. The term "Billing Demand" shall mean the contract quantity of Firm Power commitment expressed in KW.

SECTION 2
Effective Date and Term
This Service Schedule F shall become effective when signed by both Parties, and shall continue in effect as long as the Agreement remains in force and effect.

SECTION 3
Designations of Quantities of Firm Power
The Firm Power commitment for any Contract Period shall be set forth in Exhibit 1 to this Service Schedule F, as may be revised from time to time by mutual agreement.

SECTION 4
Point of Delivery
Section 4.1. SPS shall deliver electric power and energy to its 230 KV bus at the Eddy County DC terminal near Artesia, New Mexico. Additional delivery points may established by agreement between the Parties.
Section 4.2. If SPS is unable to furnish Firm Power quantities as agreed at its delivery point near the Eddy County DC Terminal and is unable to deliver Firm Power quantities as agreed at an alternative point of delivery, the billing amount shall be adjusted downward. The Billing Demand for the month shall be adjusted downward by an amount equal to the ratio of the number of full hours that SPS is unable to deliver the Firm Power as agreed, divided by the total hours in the month. No Billing Demand adjustments shall be made for consecutive periods of interruption totaling less than 24 hours.

SECTION 5
Rates for Firm Power
Section 5.1. During the term of this Service Schedule F or any extensions or renewals thereof, and subject to change as hereinafter provided, EPE shall pay SPS for Firm Power at the following monthly rates:
Customer Charge:    $320.00 per month per delivery point
Demand Charge:    $6.80 per KW of Firm Power for all Billing Demand

Energy Charge:	.07 cents per KWh for all energy delivered, plus the fuel cost adjustment as provided under Section 5 .2.

Section 5.2. The above energy charges will be increased per KWh of sales equal to the estimated fuel cost per KWh of sales in the current month, adjusted for the preceding month's estimate error. The energy charge adjustment shall be calculated in compliance with the formula and conditions set forth in the Wholesale Fuel Cost Adjustment Clause contained in Attachment 1 to this Service Schedule F. Since there is no fuel cost included in base rates, the base period fuel cost per KWh of net generation is equal to zero cents.
Section 5.3. Billings under this Service Schedule F may be increased by an amount equal to the sum of the taxes payable under federal, state and local sales tax acts, and all of the additional taxes, fees, or charges (exclusive of ad valorem, state and federal income taxes) payable by SPS and levied or assessed by any governmental authority on SPS services rendered, or on the right or privilege of rendering the service, or on any object or event incidental to the rendering of the service, as the result of any new laws after January 1, 1992.
Section 5.4. The energy charge shall also be increased for any costs incurred from alternate delivery point(s) for delivery and losses.
Section 5.5. SPS shall invoice EPE by facsimile communication to a person or persons designated by EPE prior to the first billing under this Service Schedule F. The payment of the invoice by EPE shall be made by electronic funds transfer credit entry, and through the automated clearinghouse system if such system is in use by EPE, to a bank designated by SPS. The invoice will become past due 10 days from the date it is transmitted. If SPS does not receive payment within 15 days from date of transmittal, a 3/4 of 1% late payment charge will be added. An additional 3/4 of 1% late payment charge will be added to any prior bills not paid by the current bill's transmittal date.

SECTION 6
Rate Adjustment
Section 6.1. Nothing contained herein shall be construed as affecting in any way the right of SPS to unilaterally make application to the Federal Energy Regulatory Commission (FERC) for a change in rates under Section 205 of the Federal Power Act and pursuant to FERC's Rules and Regulations promulgated thereunder. Should any such changes be made, the Parties hereto agree to implement such changes as ordered or directed, without the necessity of further agreement between the Parties.
Section 6.2. Nothing contained herein shall be construed as affecting in any way the right of EPE to protest, object to or intervene concerning any such application by SPS or to make complaint before any governmental body having jurisdiction or petition for an investigation under Section 206 of the Federal Power Act, or successor statute, concerning rates and charges, classification or service, or any provision, term, rule, regulation, condition or contract relating thereto.

SECTION 7
Miscellaneous
Section 7.1. In the event there is an inconsistency between this Service Schedule F and the Agreement, this Service Schedule F shall control.
Section 7.2. A Party claiming force majeure shall promptly notify the other of the occurrence of the event of force majeure, and shall exercise reasonable business efforts to remove the event of force majeure. In the event of force majeure, no Party shall be required to settle or resolve any labor dispute if it deems the settlement to be contrary to its best interests. A Party shall not be in breach because of a failure to perform (other than a failure to pay when due), if the failure to perform is caused by force majeure. If the breach is a failure to pay a bill by its past due date, as set forth in Section 5.5, SPS may notify EPE of its intent to terminate this Service Schedule F in seven days or SPS may, at its discretion, and upon seven days notice to EPE, suspend its sales of power and energy under this Service Schedule F.

SECTION 8
Signature Clause
The signatories hereto represent that they have been appropriately authorized to enter into this Service Schedule F on behalf of the Party for whom they sign. This Service Schedule F is hereby executed as of the 27th day of April, 1995.

EL PASLECTRIC COMPANY

By	/s/ John C. Horne
John C. Horne
Vice President, Power Supply

SOUTHWESTERN PUBLIC SERVICE COMPANY

By	/s/ David M. Wilks
David M. Wilks
Senior Vice President

EXHIBIT 1
TO
SERVICE SCHEDULE F

CONTRACT PERIOD AND FIRM POWER COMMITMENT

1.
The Contract Period shall be from May 1, 1995, through August 31, 1995, and then month to month thereafter until termination by either Party giving 15 days prior written notice of termination to the other Party.

2.	The Firm Power commitment shall be 70,000 KW.

Accepted and agreed to this 27th day of April, 1995.

EL PASLECTRIC COMPANY

By	/s/ John C. Horne
John C. Horne
Vice President, Power Supply

SOUTHWESTERN PUBLIC SERVICE COMPANY

By	/s/ David M. Wilks
David M. Wilks
Senior Vice President

ATTACHMENT 1

WHOLESALE FUEL COST ADJUSTMENT CLAUSE

1.
The charges for actual wholesale service rendered during the current billing period shall be increased or decreased by an adjustment amount, per kilowatt-hour of sales (to the nearest 0.0001 cent), equal to the difference between the estimated fuel cost (eF) per kilowatt-hour of estimated sales (eS) in the current, or billing, period (m) and the base period (b), as adjusted to allow for wholesale losses (L), with the total charges adjusted by a dollar amount to correct for prior wholesale over or under collections:

Adjustment Factor =	eFm	-	eFb	(L)
	eSm		eSb

2.    Fuel costs (F) shall be the cost of:

(i)	Fossil and nuclear fuel consumed in Company's own plants, and Company's share of fossil and nuclear fuel consumed in jointly owned or leased plants.

(ii)
Plus, the actual identifiable fossil and nuclear fuel costs associated with energy purchased for reasons other than identified in (iii) below. Included therein shall be the portion of the cost of purchases from Qualifying Facilities below Company's avoided variable energy cost.

(iii)
Plus, the net energy cost of energy purchases, exclusive of capacity or demand charges (irrespective of the designation assigned to such charges), when such energy is purchased on an economic dispatch basis. Included therein may be such costs as:

(1)    charges incurred for economy purchases and

(2)    charges incurred as a result of scheduled outages,

all such kinds of energy being purchased by the Company to substitute for its own higher cost energy.

(iv)	Less, the cost of fossil and nuclear fuel recovered through inter-system sales, including the fuel costs recovered from economy energy sales and other energy sold on an economic dispatch basis.

3.    Sales (S) shall be equated to:

(i)	the sum, measured at the bus-bar or interconnection point, of (1) generation, (2) purchases, and (3) interchange-in,

(ii)	less (1) inter-system sales, as referred to in 2.(iv) above, and (2) inter-system losses.

Attachment 1 - 1

4.	"L", the adjustment for wholesale losses, determined at the wholesale delivery points, shall be equal to:

1.039    =        1
1 – 3.754%

5.	The current month adjustment for prior wholesale over or under collections shall be calculated as:

(i)	the first prior month's (p) actual fuel costs (aF) divided by actual sales (aS),

(ii)	minus that month's (p) estimated fuel costs (eF) divided by estimated sales (eS),

(iii)	times the wholesale loss adjustment (L),

(iv)	times actual wholesale sales (W) in that month (p) for each customer.

Adjustment Amount =	aFp	‒	eFp	(L) (Wp)
	aSp		eSp

The adjustment amount shall be debited or credited to the current month's billing.

6.	(i) The fuel cost adjustment factor calculation shall not include:

(1)	the net energy cost of electric energy purchased from Celanese Corporation and,

(2)	the kilowatt-hours generated at the Celanese Corporation chemical plant, not to exceed the amount of electric energy consumed at that plant.

(ii)
The fuel cost adjustment factor calculation shall include both the net energy cost of energy purchased from Celanese, and the kWh generated at its plant, for any amount of energy which does exceed the amount consumed at that plant.

Attachment 1 - 2